U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

     Schlossman                       Corey                  P.
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   (Last)                            (First)              (Middle)

                              19645-A Roscoe Blvd.
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                                    (Street)

     Northridge                       CA                    91324
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

                                    3/31/00
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

                                  ###-##-####
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4.   Issuer Name and Ticker or Trading Symbol

                            PerfectData Corp. - PERF
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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6.   If Amendment, Date of Original (Month/Day/Year)


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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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

   Common Stock, no par value            483,760                     D                    N/A

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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

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Option                   any time   3/30/10         Common Stock,          25,000        $18.50          D             N/A
                                                    no par value
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Option                   Any time   6/1/00(1)       Common Stock,          62,500        (2)             D             N/A
                                                    no par value
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
Explanation of Responses:

1. The expiration of portions of the option may be extended under certain circumstances

2. Convertible as to 12,500 shares at $3.00; convertible as to 10,000 shares at $8.00; convertible as to 10,000 shares at $9.00; convertible as to 10,000 shares at $10.00; convertible as to 10,000 shares at $11.00; and convertible as to 10,000 shares at $12.00.


       Corey P. Schlossm                                         4/6/00
---------------------------------------------            -----------------------
      /s/ Corey P. Schlossman                                      Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.